News Release

Contacts:
Media	Investor Relations
Karen Crabtree	Murray Grainger
(602) 365-5255	(973) 455-2222
karen.crabtree@honeywell.com	murray.grainger@honeywell.com

HONEYWELL TO SELL ITS CONSUMABLES SOLUTIONS BUSINESS
TO B/E AEROSPACE FOR $1.05 BILLION

          PHOENIX, June 9, 2008 -- Honeywell Aerospace (NYSE: HON) announced today that it signed a definitive agreement to sell its Consumables Solutions business to B/E Aerospace for $1.05 billion, consisting of at least $800 million in cash and the remainder in shares of B/E common stock. The transaction is expected to close in the third quarter subject to regulatory approval.

          Consumables Solutions is a global distributor of aerospace fasteners and hardware, and provides custom logistics services to original equipment manufacturers, airlines, repair shops, flight service centers and distributors. The business generated 2007 revenues of $524 million.

          “While Consumables Solutions is a growing business, it no longer fits with Honeywell Aerospace's strategic focus on more advanced technologies for the entire aircraft,” said Rob Gillette, Honeywell Aerospace President and Chief Executive Officer. "B/E Aerospace’s focus on the distribution of commodities makes this business a better place for Consumables Solutions’ growth over the long-term. We look forward to working with B/E Aerospace under long-term supply and license agreements.”

          Honeywell International is a $37 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London and Chicago Stock Exchanges. For additional information, please visit www.honeywell.com.

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2 -- Consumables Solutions Divestiture

          Based in Phoenix, Honeywell’s $12 billion aerospace business is a leading global provider of integrated avionics, engines, systems and service solutions for aircraft manufacturers, airlines, business and general aviation, military, space and airport operations.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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